EXHIBIT 99.1

UTC RAISES 2004 EARNINGS AND CASH FLOW OUTLOOK;

SECOND QUARTER EARNINGS PER SHARE INCREASE 32 PERCENT ON 24 PERCENT REVENUE GROWTH

HARTFORD, Conn., July 21, 2004 – United Technologies Corp. (NYSE:UTX) today reported second quarter diluted earnings per share improved to $1.66 and net income increased to $837 million, both up 32 percent compared with the year ago quarter. Consolidated revenues grew 24 percent to $9.6 billion, on organic growth of 9 percent and the addition of Chubb. Cash flow from operations of $1,101 million less capital expenditures of $148 million exceeded net income in the quarter.

As previously disclosed, the quarter’s results include higher interest income and the benefit of a favorable income tax adjustment, both resulting from settlement of 1986-1993 U.S. Federal tax audits. The company recorded restructuring charges of $156 million in the quarter. The net impact of these items contributed 14 cents to earnings per share. For the full year, charges for cost reduction actions will exceed the favorable impact of this tax settlement and a first quarter contract related gain.

Favorable foreign exchange in the quarter added 2 percentage points to revenue growth and 4 cents to earnings per share.

“This was a very strong quarter. We had double digit organic revenue growth at Carrier, continuing exceptional performance at Otis, and recovery in the commercial aerospace aftermarket,” said Chairman and Chief Executive Officer George David.

“We’re raising our 2004 earnings and cash flow outlook accordingly. Full year earnings per share should grow at least 15 percent to the range of $5.40 to $5.50. Cash flow from operations less capital expenditures should equal net income, including voluntary contributions to pension plans globally of $500 million.”

David added, “We like the way we are positioned for the next several years. Restructuring actions initiated from the first quarter gain, second quarter tax settlement and operating income above expectations will exceed $500 million this year and provide steady and increasing returns over the 2005-2006 time period. We like our acquisition strategy, including the prospective Linde acquisition by Carrier. Our cost reduction disciplines are mature and have momentum and we anticipate continuing margin expansion. The company feels great.”

UTC repurchased $264 million of its common stock in the quarter and $480 million year to date. Full year guidance is being raised to approximately $800 million.

Year to date earnings per share increased 23 percent on revenue growth of 26 percent. For the first half, net income grew 25 percent to $1.4 billion. Cash from operations of $1.9 billion less capital expenditures of $271 million exceeded net income, including $358 million of voluntary contributions to pension plans globally.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries. This release includes forward looking statements concerning expected future earnings, cash flow and other matters related to future business and financial performance and plans. These statements are based on current expectations and assumptions, which are inherently subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and other important factors that could cause actual results to differ materially from those anticipated in forward looking statements, see UTC’s SEC filings and reports as updated from time to time, including, but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K and in UTC’s 10-K and 10-Q reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2004	2003	2004	2003
Revenues	$9,622	$7,790	$18,268	$14,492

Cost and Expenses
Cost of goods and services sold	6,971	5,619	13,241	10,485
Research and development	313	281	621	516
Selling, general and administrative	1,088	857	2,193	1,621

Operating Profit	1,250	1,033	2,213	1,870
Interest expense	91	93	178	184

Income before income taxes and minority interests	1,159	940	2,035	1,686
Income taxes	(261)	(263)	(506)	(472)
Minority interests	(61)	(45)	(113)	(80)

Net Income (a)	$837	$632	$1,416	$1,134

Earnings Per Share of Common Stock
Basic	$1.69	$1.33	$2.85	$2.38
Diluted	$1.66	$1.26	$2.79	$2.27

Average Shares (in millions)
Basic	496	468	498	469
Diluted	505	500	507	500

a)	Results for the second quarter of 2004 include interest income of approximately $125 million pretax and a favorable income tax adjustment of approximately $80 million after tax, both resulting from the settlement of 1986-1993 U.S. Federal tax audits. Also in the second quarter of 2004, the Corporation recorded pre-tax restructuring charges of $156 million. The net after-tax impact of these items contributed approximately 14 cents to diluted earnings per share in the second quarter of 2004.

Results for the six months ended June 30, 2004 also include a $250 million pre-tax payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GmbH. Results for the six months of 2004 also include pre-tax restructuring charges of $259 million.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Unaudited)

(Millions)	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	Revenues
Otis	$2,208	$1,956	$4,323	$3,776
Carrier	3,022	2,640	5,256	4,597
Chubb	708	—	1,411	—
Pratt & Whitney	2,084	1,948	4,028	3,679
Flight	1,547	1,392	3,015	2,709

Segment Revenue	9,569	7,936	18,033	14,761
Eliminations and other	53	(146)	235	(269)

Consolidated Revenues	$9,622	$7,790	$18,268	$14,492

	Operating Profit
Otis	$363	$336	$685	$650
Carrier	364	363	439	514
Chubb	35	—	67	—
Pratt & Whitney	307	269	528	545
Flight	199	173	385	360

Segment Operating Profit	1,268	1,141	2,104	2,069
Eliminations and other	48	(48)	243	(85)
General corporate expenses	(66)	(60)	(134)	(114)

Consolidated Operating Profit	$1,250	$1,033	$2,213	$1,870

Segment operating profit for the six months ended June 30, 2004 includes restructuring and related charges. The amounts recorded in the first quarter were as follows: Otis - $68 million; Carrier - $113 million; Pratt & Whitney - $51 million; Flight - $21 million; and Eliminations and other - $6 million.

The amounts recorded in the second quarter were as follows: Otis - $38 million; Carrier - $71 million; Pratt & Whitney - $23 million; Flight - $17 million and Eliminations and other - $7 million.

In the first and second quarters of 2003, the Corporation recorded charges of $11 million and $22 million, respectively, in connection with its continuing cost reduction efforts. These charges were similar in nature to those noted above and were recorded in both the commercial and aerospace units.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$2,018	$1,623
Accounts receivable, net	6,000	5,187
Inventories and contracts in progress, net	4,442	4,420
Other current assets	1,703	1,760

Total Current Assets	14,163	12,990

Fixed assets, net	4,847	5,080
Goodwill, net	9,644	9,329
Other assets	8,038	7,875

Total Assets	$36,692	$35,274

Liabilities and Shareowners’ Equity
Short-term debt	$718	$1,044
Accounts payable	3,269	2,806
Accrued liabilities	7,414	7,071

Total Current Liabilities	11,401	10,921

Long-term debt	4,247	4,257
Other liabilities	7,752	7,680

Minority interest	812	709

Shareowners’ Equity:
Common Stock	6,535	6,314
Treasury Stock	(5,808)	(5,335)
Retained Earnings	13,578	12,527
Accumulated other non-shareowners’ changes in equity	(1,825)	(1,799)

	12,480	11,707

Total Liabilities and Shareowners’ Equity	$36,692	$35,274

Debt Ratios:
Debt to total capitalization	28%	31%
Net debt to total capitalization	19%	24%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Statement of Cash Flows

(Unaudited)	Quarter Ended June 30,		Six Months Ended June 30,
(in millions)	2004	2003	2004	2003
Operating Activities
Net Income	$837	$632	$1,416	$1,134
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	252	187	514	367
Deferred income taxes and minority interest	154	100	225	226
Changes in working capital	(363)	(125)	(73)	(209)
Voluntary contributions to pension plans	(50)	(100)	(358)	(600)
Other, net	271	109	167	137

Net Cash Provided by Operating Activities	1,101	803	1,891	1,055

Investing Activities
Capital expenditures	(148)	(109)	(271)	(196)
Acquisitions and disposal of businesses, net	(162)	(76)	(203)	(94)
Other, net	(35)	(35)	33	(38)

Net Cash Used in Investing Activities	(345)	(220)	(441)	(328)

Financing Activities
(Decrease) increase in borrowings, net	(20)	(25)	(301)	(10)
Dividends paid on Common Stock	(165)	(127)	(331)	(242)
Repurchase of Common Stock	(264)	(50)	(480)	(251)
Other, net	(3)	54	71	32

Net Cash Used in Financing Activities	(452)	(148)	(1,041)	(471)

Effect of foreign exchange rates	(17)	53	(14)	79

Net increase in Cash and cash equivalents	287	488	395	335

Cash and cash equivalents - beginning of period	1,731	1,927	1,623	2,080

Cash and cash equivalents - end of period	$2,018	$2,415	$2,018	$2,415

See accompanying Notes to Condensed Consolidated Financial Statements

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to total capitalization equals total debt less Cash and cash equivalents divided by total debt plus equity less Cash and cash equivalents.